ALLIANZ GLOBAL INVESTORS MANAGED ACCOUNTS TRUST
                        (Formerly, Fixed Income SHares)

                              AMENDMENT NO. 3 to
          THE THIRD AMENDED AND RESTATED AGREEMENT AND DECLARATION OF
                                    TRUST

The undersigned, being at least a majority of the Trustees of Allianz Global Investors Managed Accounts Trust (formerly, Fixed Income SHares)(the "Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Third Amended and Restated Agreement and Declaration of Trust (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1. The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

"Name. This Trust shall be known as "AllianzGI Managed Accounts Trust" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."

The foregoing amendment shall be effective as of the 28th day of January, 2013.